Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
+1.813.273.3000

Syniverse Technologies Announces Early Note Tenders

Tampa, Fla. – Feb. 10, 2005 – Syniverse Technologies, a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, announced today that approximately $102 million aggregate principal amount of its outstanding 12 3/4% Senior Subordinated Notes due 2009 (the “Notes”) were validly tendered prior to 5:00 p.m., New York City time, on February 9, 2005 (the “Early Tender Date”) pursuant to its previously announced tender offer (the “Offer”) for up to $85,750,000 aggregate principal amount (the “Offer Amount”) of the Notes.

Notes validly tendered prior to the Early Tender Date will be eligible to receive the early tender premium as well as the tender offer consideration offered pursuant to the Offer. Notes validly tendered prior to the Early Tender Date may not be withdrawn except in certain limited circumstances.

The Offer is currently scheduled to expire at 12:00 Midnight, New York City time, on February 24, 2005, unless extended (the “Expiration Date”).

This press release does not constitute an offer to purchase or the solicitation of an offer to sell any of the Notes. The Offer may only be made in accordance with the terms and subject to the conditions specified in the Offer to Purchase and the related Letter of Transmittal relating to the Offer. The exclusive dealer manager for the Offer is Lehman Brothers Inc. and the information agent and tender agent for the Offer is D.F. King & Co., Inc. Copies of the Offer to Purchase, the Letter of Transmittal and the other related documents may be obtained by contacting D.F. King & Co. at (800) 848-2998 or (212) 269-5550 (banks and brokers). Questions regarding the Offer may be directed to Lehman Brothers, Attention: Liability Management Group, at (800) 438-3242 (toll-free) and (212) 528-7581 (call collect).

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next-generation wireless services. Syniverse provides services to over 300 telecommunication carriers in approximately 40 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., with offices in major cities throughout North America and in The Netherlands, Syniverse has a global sales force in London, Luxembourg, Rome, Beijing, Hong Kong, Rio de Janeiro and Belo Horizonte. For more information, visit www.syniverse.com

CUSIP: 87287VAB8 Bloomberg Ticker: SYNVER (Bond)

Syniverse Technologies o One Tampa City Center, Suite 700, Tampa, FL 33602 o Tel +1 888.724.3579 o Outside North America +1 813.209.5944

www.syniverse.com